UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) As discussed in more detail in the 2013 Proxy Statement filed today, American International Group, Inc. (AIG) has established its 2013 executive compensation program. On April 1, 2013, the Compensation and Management Resources Committee of AIG’s Board of Directors (the Committee) took actions to implement this program. For more information on the 2013 executive compensation program, please refer to “Compensation Discussion and Analysis—Overview—2013 Compensation Program” and “Compensation Discussion and Analysis—Committee Compensation Decisions for 2013” in AIG’s 2013 Proxy Statement, which sections are hereby incorporated by reference in this Current Report on Form 8-K.

Our 2013 executive compensation program is based on a structure of a market-competitive base salary, 25 percent to 35 percent target short-term incentive opportunity and at least 40 percent target long-term incentive opportunity. An executive’s total direct compensation target is determined based on the individual’s position, skills and experience, demonstrated performance and market practice and is then allocated in accordance with the compensation structure. We believe this structure provides an appropriate balance of fixed and variable pay, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders.

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Base Salary: Annual base salary is paid in cash and represents the sole fixed component of an executive’s total direct compensation. An executive’s base salary is established based on his or her experience, performance and salaries for comparable positions at competitors, but will not exceed 30 percent of the executive’s total direct compensation opportunity. This allocation is intended to fairly compensate the executive for the responsibilities of his or her position, achieve an appropriate balance of fixed and variable pay and provide the executive with sufficient liquidity to discourage excessive risk-taking.

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Short-Term Incentive: Approximately 30 percent of an executive’s compensation opportunity consists of a target annual cash award opportunity tied to enterprise, business unit/function and individual performance. Earned awards range from 0 to 187.5 percent of target based on performance against pre-established metrics and AIG’s company-wide relative performance rating process. 50 percent of any amounts earned by an executive are paid at the end of the annual performance period, with the remaining 50 percent deferred for one year consistent with evolving best practices in the financial services industry.

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Long-Term Incentive: Long-term incentives comprise at least 40 percent of an executive’s compensation opportunity. Our 2013 long-term incentive program consists of awards of performance share units that are earned based on AIG performance over a three-year period. Earned performance share units range from 0 to 150 percent of the target grant based on achieving total shareholder return and growth in tangible book value per share measured relative to AIG’s peers, with above median performance required, in each case, for payout at target. Once earned, performance share units vest ratably over three years and are settled in AIG Common Stock (or at the election of AIG, the cash value thereof). This structure aligns the long-term economic interests of our executives with those of our shareholders by providing a meaningful portion of compensation in AIG Common Stock and appropriately accounting for the time horizon of risks.

•	Comprehensive Clawback: All deferred and long-term awards are subject to rigorous clawback triggers, including failures of risk management and material reputational harm to AIG.

In accordance with this program, the Committee established the following 2013 compensation structures for AIG’s named executive officers:

	Robert H. Benmosche	David L. Herzog	William N. Dooley	Peter Hancock	Jay Wintrob
Annual Base Salary	$2,000,000	$1,000,000	$1,000,000	$1,350,000	$1,200,000
Target Short-Term Incentive	$4,000,000	$2,000,000	$2,000,000	$2,700,000	$2,400,000
Target Long-Term Incentive	$7,000,000	$4,000,000	$4,000,000	$4,950,000	$4,400,000

Total	$13,000,000	$7,000,000	$7,000,000	$9,000,000	$8,000,000

The 2013 base salaries are effective on April 1, 2013 for Messrs. Benmosche and Hancock and January 1, 2013 for the other named executives.

The Committee also amended the AIG 2012 Executive Severance Plan (the 2012 ESP), established in December 2012, for better consistency across participants in calculating the three-year-average annual incentives portion of the severance formula. As amended, for any year in which a participant was among AIG’s top 25 most highly compensated employees, this calculation will use the participant’s annual short-term incentive target for the year of termination (rather than the participant’s TARP restricted stock units award). Mr. Benmosche is not eligible for severance under the terms of his employment agreement. For more information on the 2012 ESP, please refer to “Potential Payments on Termination—Executive Severance Plan” in our 2013 Proxy Statement, which section is hereby incorporated by reference in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: April 4, 2013	By:	/s/ James J. Killerlane III
	Name:	James J. Killerlane III
	Title:	Associate General Counsel and Assistant Secretary